Exhibit 9

Series C Preferred Stock Repurchase Agreement

THIS SERIES C PREFERRED STOCK REPURCHASE AGREEMENT (this “Agreement”), dated as of May 8, 2009, is made by and among Morgan Stanley, a Delaware corporation (the “Company”), and Mitsubishi UFJ Financial Group, Inc., a joint stock company organized under the laws of Japan (the “Investor”).

W I T N E S S E T H:

WHEREAS, today the Company intends to make a Qualified Offering (the “Offering”) of its Common Stock in an underwritten public offering as to which the Investor has preemptive purchase rights as set forth in Section 5.1 of the Investor Agreement between the Company and the Investor, dated as of October 13, 2008, as amended by the First Amendment to Investor Agreement dated as of October 27, 2008 (the “Investor Agreement”);

WHEREAS, the Investor has notified the Company of its willingness to exercise its preemptive rights with respect to the Offering in a letter dated as of May 8, 2009, and to the extent that Investor exercises such preemptive rights and purchases and acquires any shares of Common Stock in the Offering, the parties desire for the terms of this Agreement to apply;

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

1.	Capitalized terms used without definition in this Agreement have the meanings set forth in the Investor Agreement.

2.	Agreement to Repurchase. To the extent the Investor purchases and acquires shares of Common Stock in the Offering, the Company and the Investor agree that the Company will repurchase from the Investor, a number of shares of 10% Series C Non-Cumulative Non-Voting Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $1,000 per share (the “Series C”) of the Company at a repurchase price equal to $1,100 per share of Series C (the “Repurchase Price”). The number of shares of Series C to be repurchased by the Company pursuant to this Section (the “Number of Shares”) shall be equal to the quotient of (i) the amount in USD paid by the Investor for the Common Stock in the Offering divided by (ii) the Repurchase Price. If such quotient would result in a fractional share of Series C, the Number of Shares shall be rounded down to the nearest whole number but the aggregate Repurchase Price for all shares of Series C to be repurchased shall be equal to the amount in USD paid by the Investor for Common Stock in the Offering. To the extent the Investor exercises its pre-emptive rights in connection with the issue and sale of additional shares of Common Stock by the Company pursuant to the over-allotment option related to the offering the terms of this Agreement will apply to the offering of such additional shares (the “Green-Shoe Offering”) and references in this Agreement to the “Offering” shall be deemed to be references to the “Green-Shoe Offering” and the Company and the Investor agree that the Company will repurchase an additional number of shares of Series C on the same terms and subject to the same conditions as set forth herein.

3.	Repurchase Date. The Number of Shares shall be repurchased on the date the Company shall issue, sell and deliver to Investor and the Investor shall purchase from the Company the Common Stock in the Offering, concurrently with such issuance, sale, delivery and purchase. The date of such repurchase shall be the “Repurchase Date.”

4.	Delivery of Securities and Funds. Upon the terms and subject to the conditions of this Agreement, on the Repurchase Date the Company shall deliver to the Investor an amount in USD equal to the product of the Repurchase Price and the Number of Shares (such amount to be delivered in immediately available funds by wire transfer to an account designated in writing by the Investor to the Company not less than two Business Days prior to the Repurchase Date) and the Investor shall deliver to the Company the Number of Shares.

5.	Closing Condition. The obligation of the Company to complete the transaction contemplated by Section 4 hereof (the “Series C Repurchase”) shall be conditioned on the Investor having purchased and acquired Common Stock in the Offering.

6.	Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Investor, that:

6.1.	Power and Authority. The Company has the power and authority to enter into this Agreement and to carry out its obligations hereunder.

6.2.	Authorization of this Agreement. This Agreement has been duly authorized, validly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by the Investor, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.3.	No Violation or Conflict. As of the date of execution of this Agreement, neither the execution, delivery nor performance by the Company hereof will violate or conflict with any law applicable to it, any provision of its certificate of incorporation, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

6.4.	U.S. Withholding Tax. The Company shall not withhold or deduct any U.S. taxes from the amount payable under Section 4

7.	Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants to, and covenants with, the Company, that:

7.1.	Power and Authority. The Investor has the power and authority to enter into this Agreement and to carry out its obligations hereunder.

7.2.	Authorization of this Agreement. This Agreement has been duly authorized, validly executed and delivered by the Investor, and assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

7.3.	No Violation or Conflict. As of the date of execution of this Agreement, neither the execution, delivery and performance by the Investor hereof will violate or conflict with any law applicable to it, any provision of its certificate of incorporation, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

7.4.	No Liens. The Investor is, and on the Repurchase Date will be, the record owner of the Number of Shares to be repurchased by the Company hereunder free and clear of all liens, encumbrances, equities and claims.

7.5.	Delivery of the Number of Shares. Assuming that the Company is not aware of any adverse claim (within the meaning of Section 8-105 of the Uniform Commercial Code) delivery of the Number of Shares which are repurchased by the Company pursuant to this Agreement will pass good and valid title to such Number of Shares to the Company, free and clear of any adverse claim (within the meaning of Section 8-105 of the Uniform Commercial Code).

8.	Amendment to Registration Rights Agreement. The definition of the term “Registrable Securities” under the Registration Rights Agreement, dated as of October 13, 2008 between the Company and the Investor (the “Registration Rights Agreement”) shall be deemed to include the shares of Common Stock purchased by the Investor in the Offering. This Section shall be deemed to amend the Registration Rights Agreement accordingly.

9.	Certain Terms of the Investor Agreement. The parties agree that any repurchase of Series C by the Company is not a sale, pledge or transfer for purposes of Section 5.6 of the Investor Agreement and that the preemptive rights of the Investor under Article V of the Investor Agreement shall not be affected by, and shall remain in full force and effect notwithstanding, such repurchase.

10.	Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the parties herein shall survive the execution of this Agreement, the delivery to the Company of the Number of Shares and the payment therefor.

11.	Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:

(a)	if to the Company, to:

Morgan Stanley

Attention: Chief Financial Officer

1585 Broadway

New York, NY 10036

Fax: +1 212 761-9575

(b)	if to the Investor, to:

Mitsubishi UFJ Financial Group, Inc.

Attention: MUFG/MS

Strategic Alliance Office

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8388 Japan

Fax: +813-3240-5324

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Donald J. Toumey

Fax: (212) 291-9156

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

12.	Changes. Except as contemplated herein, this Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

13.	Headings. The headings of the various sections of this Agreement have been inserted for convenience or reference only and shall not be deemed to be part of this Agreement.

14.	Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.	Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, on the one hand, and the Investor, on the other hand, or either of them, with respect to the repurchase of the Series C.

16.	Applicable Law and Submission to Jurisdiction.

(a)	This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware.

(b)	The Investor irrevocably submits to the nonexclusive jurisdiction of any Delaware State or United States Federal court sitting in the County of New Castle, Delaware over any suit, action or proceeding arising out of or relating to this Agreement or the transaction contemplated thereby. The Investor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(b).

17.	Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

18.	Termination. This Agreement may be terminated at any time prior to the Repurchase Date by the mutual written consent of the Investor and the Company.

In the event of termination of this Agreement as provided in this Section, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of any covenant of this Agreement.

19.	Process Agent. The Investor irrevocably appoints MUFG North America, 1251 Avenue of the Americas, New York, NY 10020-1104, to act as its agent for service of process and any other documents in proceedings in the State of New York or any other proceedings in connection with this Agreement.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

AGREED AND ACCEPTED:

MORGAN STANLEY		MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:	/s/ Walid Chammah	By:	/s/ Kyota Omori
Name:	Walid Chammah	Name:	Kyota Omori
Title:	Co-President	Title:	Deputy President